Exhibit 99.5.1

[GRAPHIC  CAPELOGIC INCORPORATED
 OMITTED] Providing Technology Solutions for Financial Services
--------------------------------------------------------------------------------
                                          59 Longview Avenue, Randolph, NJ 07869
                                  Telephone: (973) 895-7236  Fax: (973) 895-7218
                                                          Web: www.capelogic.com


November 26, 2003


Glickenhaus & Co.
6 East 43rd Street
New York, New York  10017

Lebenthal, a division of Advest, Inc.
90 State House Square
Hartford, Connecticut  06103

Re:     EMPIRE STATE MUNICIPAL EXEMPT TRUST,
        Guaranteed Series 143: Post-Effective Amendment No. 5
        Guaranteed Series 147 and 149: Post-Effective Amendment No. 4

Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statement File Nos. 333-64839, 333-86811 and 333-89553, for the above-referenced Trusts and acknowledge that CapeLogic, Inc., is currently acting as the evaluator for Empire State Municipal Exempt Trust, Guaranteed Series 143, Guaranteed Series 147 and Guaranteed Series 149. Subsequently, we hereby consent to the reference to CapeLogic, Inc., as Trust evaluator in the Post-Effective Amendment.

In addition, we confirm that the ratings of the bonds comprising the portfolios of the Trusts, as indicated in the Post-Effective Amendment to the Registration Statement, are the ratings currently indicated in our data base.

You are hereby authorized to file a copy of this letter with the Securities and Exchange commission.

Sincerely,



/s/ Randall J. Soderberg
------------------------
Randall J. Soderberg
President